Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
RealNetworks, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333‑114088) on Form S-3 and (Nos. 333-63333, 333-128444, 333-42579, 333-147279, 333-172871, and 333-199898) on Form S-8 of RealNetworks, Inc. of our reports dated February 27, 2018, with respect to the consolidated balance sheets of RealNetworks, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “(consolidated) financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of RealNetworks, Inc..
(signed) KPMG LLP
Seattle, Washington
February 27, 2018